EXHIBIT 10.5

PLAINS EXPLORATION & PRODUCTION COMPANY

2004 STOCK INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”), made as of the 9th day of June, 2004 (the “Grant Date”), by and between Plains Exploration & Production Company (the “Company”), and                      (the “Grantee”), evidences the grant by the Company of restricted stock units (“Restricted Stock Units” or “Award”) to the Grantee on such date and the Grantee’s acceptance of the Award in accordance with the provisions of the Plains Exploration & Production Company 2004 Stock Incentive Plan, as amended or restated from time to time (the “Plan”). The Company and the Grantee agree as follows:

1. Basis for Award. This Award is made in accordance with Section 10 of the Plan. The Grantee hereby receives as of the date hereof an Award of Restricted Stock Units pursuant to the terms of this Agreement (the “Grant”).

2. Stock Awarded.

(a) The Company hereby awards to the Grantee, in the aggregate,                      Restricted Stock Units.

(b) The Company shall in accordance with the Plan establish and maintain a Restricted Stock Unit Account for the Grantee, and such account shall be credited with the number of Restricted Stock Units granted to the Grantee. The Restricted Stock Unit Account shall be credited for any securities or other property (including regular cash dividends) distributed to the Company in respect of its Shares. Any such property shall be subject to the same vesting schedule as the Restricted Stock Units to which they relate.

(c) Until the Restricted Stock Units awarded to the Grantee shall have vested, the Restricted Stock Units and any related securities, cash dividends or other property nominally credited to a Restricted Stock Unit Account shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated.

3. Vesting.

(a) The Restricted Stock Units covered by this Agreement shall vest on the earlier of (i) 11:59 p.m. on May 16, 2009; or (ii) the date that the closing price per share equals or exceeds $37.92 (“Target Value”) on any ten out of twenty consecutive trading days on the New York Stock Exchange or such other exchange or market on which the Shares primarily trade; provided that, Grantee is still employed by the Company (or any Parent or Subsidiary) on such vesting date. Except as provided in Section 3(b) below, if the Grantee ceases to be employed by the Company (or any Parent or Subsidiary) for any other reason at any time prior to the lapse of restrictions, the unvested Restricted Stock Units shall automatically be forfeited upon such cessation of employment.

(b) Upon Grantee’s separation from employment due to death or Disability, the Restricted Stock Units, if not then vested, shall be vested at the rate of 1.66% for each full calendar

(c) month from May 17, 2004 to the date of Grantee’s death or Disability. All Restricted Stock Units shall be 100% vested upon (a) termination of Grantee’s employment by the Company without Cause or (b) termination of or resignation by the Grantee under circumstances that would result in payments to Grantee pursuant to section 6(c) (ii), 6(c)(iii) or 6(c)(iv) of Grantee’s Employment Agreement.

(d) For purposes of this Agreement, the term “Employment Agreement” shall mean the agreement entered into by and between Grantee and the Company dated June 9, 2004.

(e) For purposes of this Agreement, the term “Cause” shall have the meaning set forth in Grantee’s Employment Agreement, but shall also include termination by James C. Flores, acting as Chief Executive Officer of the Company under circumstances that do not constitute “Cause” under the Employment Agreement; provided that prior to any such termination, (i) the Chief Executive Officer must provide Employee with reasonable notice detailing the failure or conduct for which Employee is being terminated, (ii) the Chief Executive Officer must provide Employee a reasonable opportunity to cure such failure or conduct, (iii) after such notice and an opportunity to cure, the Chief Executive Officer must reasonably determine and provide notice to Employee that Employee has not cured such failure or conduct, and (iv) Employee must be provided an opportunity to be heard in person by the Compensation Committee (with the assistance of Employee’s counsel if Employee so desires), and the Compensation Committee must unanimously approve the termination of Employee.

4. Payment. Except as provided below, payment shall be made in Shares to the Grantee soon as practicable after the vesting date. The Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares free of all restrictions hereunder, except for applicable federal securities laws restrictions. Any securities, cash dividends or other property credited to the Restricted Stock Unit Account other than Restricted Stock Units shall be paid in kind, or, in the discretion of the Committee, in cash. Notwithstanding the foregoing, if permitted by the Committee (in its sole discretion), Grantee may elect to defer all or part of his Restricted Stock Unit Account or Restricted Stock Units; provided that such election is made and filed with the Committee prior to the vesting date and within the period of time as shall be determined by the Committee. If any such an election to defer is permitted and made, amounts or Shares which would otherwise be paid to the Grantee shall be payable pursuant to the terms of the Company’s deferred compensation plan, as it may be in effect at the time of such deferral.

5. Compliance with Laws and Regulations. The issuance of Shares upon vesting of the Restricted Stock Units shall be subject to compliance by the Company and the Grantee with all applicable requirements of securities laws, other applicable laws and regulations of any stock exchange on which the Shares may be listed at the time of such issuance or transfer. The Grantee understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance.

6. Tax Withholding. The Grantee agrees that no later than the date as of which the Restricted Stock Units vest, the Grantee shall pay to the Company (in cash or to the extent permitted by the Committee, Shares held by the Grantee whose Fair Market Value on the day preceding the date the Restricted Stock Units vests is equal to the amount of the Grantee’s tax withholding liability) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Restricted Stock Units for which the restrictions shall lapse. Alternatively, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee (including payments due when the Restricted Stock Units vest) any federal, state or local taxes of any kind required by law to be withheld with respect to the shares of Restricted Stock Units.

7. Nontransferability. This Award is not transferable.

8. No Right to Continued Employment. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on the right of the Company or any of its affiliates to terminate the Grantee’s employment at any time, in absence of a specific written agreement to the contrary.

9. Representations and Warranties of Grantee. The Grantee represents and warrants to the Company that:

(a) Agrees to Terms of the Plan. The Grantee has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. The Grantee acknowledges that there may be adverse tax consequences upon the vesting of Restricted Stock Units or thereafter if the Award is paid and the Grantee later disposes of the Shares, and that the Grantee should consult a tax advisor prior to such time.

(b) Cooperation. The Grantee agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

10. Adjustment Upon Changes in Capitalization. In the event of a Change in Capitalization or payment of cash dividends by the Company with respect to the Shares, the Committee shall make appropriate adjustments to the Restricted Stock Units, the number and class of shares relating to the Restricted Stock Units, or the Target Value as it deems appropriate, in its sole discretion, to preserve the value of this Award. The Committee’s adjustment shall be made in accordance with the provisions of Section 14 of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

11. Governing Law; Modification. This Agreement shall be governed by the laws of the State of Delaware without regard to the conflict of law principles. The Agreement may not be modified except in writing signed by both parties.

12. Incorporation by Reference; Defined Terms. The terms and provisions of the Plan and Employment Agreement are incorporated herein by reference, and the Grantee hereby acknowledges receiving a copy of the Plan and Employment Agreement. Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms used but not defined herein have the definitions provided in the Plan or in the Employment Agreement. In the event of a conflict or inconsistency between the discretionary terms and provisions of the Plan and the Employment Agreement, the provisions of the Employment Agreement shall control. In the event of a conflict or inconsistency between the terms and provisions of the Plan and this Agreement, the Plan shall govern and control.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:

GRANTEE